VistaGen Therapeutics Receives European Patent for AV-101 for Treatment of Depression

South San Francisco, CA (November 6, 2017) – VistaGen Therapeutics Inc. (NASDAQ: VTGN), a clinical-stage biopharmaceutical company focused on developing new generation medicines for depression and other central nervous system (CNS) disorders, announced today that the European Patent Office (EPO) granted a European Patent for AV-101, the Company’s oral CNS drug candidate in Phase 2 development for major depressive disorder (MDD). The patent relates to the treatment of depression, Parkinson’s disease levodopa-induced dyskinesia (PD LID) and use of multiple dosage forms to treat these CNS disorders. The patent has been validated in Belgium, Denmark, France, Germany, Ireland, Italy, Portugal, Spain, Switzerland and the United Kingdom. It will be in effect until January 2034.

“We are pleased that the EPO has now granted significant CNS-related patent claims for AV-101, another major step forward in our highly focused efforts to secure intellectual property protection for AV-101 for depression and other CNS indications,” stated Shawn Singh, Chief Executive Officer of VistaGen.

About AV-101

AV-101 (4-CI-KYN) is an oral CNS drug candidate in Phase 2 development in the U.S., initially as a new generation adjunctive treatment for MDD. AV-101 also has broad potential utility in several other CNS indications where modulation of NMDA receptors, activation of AMPA pathways and/or key active metabolites of AV-101 may achieve therapeutic benefit, including neuropathic pain and epilepsy, as well as addressing symptoms associated with neurodegenerative diseases, such as PD LID and Huntington's disease.

AV-101 is currently being evaluated in a Phase 2 monotherapy study in MDD, a study being fully funded by the U.S. National Institute of Mental Health (NIMH) and conducted by Dr. Carlos Zarate Jr., Chief, Section on the Neurobiology and Treatment of Mood Disorders and Chief of Experimental Therapeutics and Pathophysiology Branch at the NIMH, as Principal Investigator.

VistaGen is preparing to advance AV-101 into a 180-patient, U.S. multi-center, Phase 2 adjunctive treatment study in adult MDD patients with an inadequate response to standard, FDA-approved antidepressants, with Dr. Maurizio Fava of Harvard University as Principal Investigator.

About VistaGen

VistaGen Therapeutics, Inc. (NASDAQ: VTGN) is a clinical-stage biopharmaceutical company focused on developing new generation medicines for depression and other CNS disorders. VistaGen's lead CNS product candidate, AV-101, is in Phase 2 development, initially as a new generation oral antidepressant drug candidate for MDD. AV-101's mechanism of action is fundamentally different from all FDA-approved antidepressants and atypical antipsychotics used adjunctively to treat MDD, with potential to drive a paradigm shift towards a new generation of safer and faster-acting antidepressants. AV-101 is currently being evaluated by the NIMH in a small Phase 2 monotherapy study in MDD being fully funded by the NIMH and conducted by Dr. Carlos Zarate Jr., Chief, Section on the Neurobiology and Treatment of Mood Disorders and Chief of Experimental Therapeutics and Pathophysiology Branch at the NIMH. VistaGen is preparing to launch a 180-patient Phase 2 study of AV-101 as an adjunctive treatment for MDD patients with an inadequate response to standard, FDA-approved antidepressants, with Dr. Maurizio Fava of

Harvard University as Principal Investigator. AV-101 may also have the potential to treat multiple CNS disorders and neurodegenerative diseases in addition to MDD, including neuropathic pain, epilepsy, Huntington's disease, PD LID and other disorders where modulation of the NMDA receptors, activation of AMPA pathways and/or key active metabolites of AV-101 may achieve therapeutic benefit.

For more information, please visit www.vistagen.com and connect with VistaGen on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to the successful funding, launch, continuation and results of the NIMH's Phase 2 (monotherapy) and/or the Company's planned Phase 2 (adjunctive treatment) clinical studies of AV-101 in MDD, and other CNS diseases and disorders, including neuropathic pain and PD LID, protection of its intellectual property, and the availability of substantial additional capital to support its operations, including the planned AV-101 Phase 2 adjunctive treatment study and other potential AV-101 clinical development activities described above. These and other risks and uncertainties are identified and described in more detail in VistaGen's filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC's website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

Company Contact

Mark A. McPartland

VistaGen Therapeutics Inc.

Phone: +1 (650) 577-3600

Email: IR@vistagen.com

Investor Contact:

Valter Pinto / Allison Soss

KCSA Strategic Communications

Phone: +1 (212) 896-1254/+1 (212) 896-1267

Email: VistaGen@KCSA.com

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